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                                   EXHIBIT 11
                              HUBBELL INCORPORATED
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           THREE MONTHS ENDED          NINE MONTHS ENDED
                                                             SEPTEMBER 30,               SEPTEMBER 30,
                                                             --------------              -------------

                                                             1995         1994         1995           1994
                                                             ----         ----         ----           ----
 Net Income                                               $ 31,700     $ 27,289      $  90,186       $ 78,076
                                                          ========     ========      =========       ========

 Weighted average number of common shares
   outstanding during the period                            32,932       32,924         32,946         32,891

 Common equivalent shares                                      463          343            396            400
                                                         ---------    ---------       --------      ---------

 Average number of shares outstanding                       33,395       33,267         33,342         33,291
                                                          ========      =======        =======       ========

 Earnings per Share                                      $    0.95     $   0.82        $  2.70      $    2.34
                                                         =========     ========        =======      =========


Share data for all periods has been adjusted to reflect the 5% stock dividend paid on February 3, 1995.


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